Exhibit 10.20

Plan:     IDEX Corporation Incentive Award Plan
As Amended and Restated effective April 6, 2010
IDEX CORPORATION
PERFORMANCE SHARE Unit Award Agreement

Effective on the Grant Date, you have been granted Performance Share Units (the "Performance Units") providing you the entitlement to receive a share of IDEX Corporation (the "Company" or "IDEX") Common Stock for each Performance Unit that is earned and vested, in accordance with the provisions of this Agreement and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 6, 2010 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement.
The number of Performance Units granted, represents a target number of shares that may be earned based upon satisfaction of the target Performance Goal as set forth on Schedule A (the "Target Award"). The actual number of Performance Units earned and vested may be greater or less than the Target Award, or even zero and will be determined based on the Company's actual performance level achieved as set forth on Schedule A.
In addition to the Performance Units, you are also entitled to receive Dividend Equivalents on each Performance Unit actually earned and vested equal to the amount of dividend which would have been paid on a share of Common Stock for which a record date falls during the Performance Period, without interest thereon. If the dividend on Common Stock is paid in property other than cash, the Compensation Committee in its sole and absolute discretion will determine the fair market value of such property for purposes of paying the Dividend Equivalents.
The "Performance Period" for the Performance Units is the three year period beginning January 1 (“Beginning Date”) and ending December 31 (“End Date”) as set forth on Schedule A, except as otherwise provided below.
In the event of the termination of your service to the Company or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its "Subsidiary"), prior to the End Date for any reason, whether such termination is occasioned by you, by the Company or a Subsidiary, with or without cause or by mutual agreement ("Termination of Service"), your right to earn or vest in your Performance Units and Dividend Equivalents will terminate effective as of the date of Termination of Service and your Performance Units and all Dividend Equivalents thereon will be automatically cancelled and forfeited. If your employment or service is in a jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the "Notice Period"), you have no rights to earn or vest in your Performance Units or to receive Dividend Equivalents during the Notice Period.
Notwithstanding the foregoing, the Performance Units and any Dividend Equivalents thereon shall be fully vested upon your Termination of Service by reason of death, Disability, or Retirement and the Performance Units and Dividend Equivalents thereon earned will be determined based upon the performance level achieved with respect to the Performance Goal as set forth on Schedule A from the Beginning Date through the December 31 following your Termination of Service, which for this purpose shall be the End Date of the Performance Period.
If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.
In all cases, Termination of Service will be interpreted and determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.
For the purposes of this Agreement: (i) "Disability" means that you could qualify to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time, (ii) “Retirement” means your Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of your age and Years of Service is at least 70, (iii) “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.
A share of Common Stock will be issued to you in payment of each Performance Units that is earned and vested as soon as practicable following the End Date of the relevant Performance Period, but in no event later than 60 days after, the End Date of the relevant Performance Period. An amount equal to the Dividend Equivalents on each earned and vested Performance Unit shall be paid in cash as soon as practicable following, but in no event later than 60 days after the End Date of the relevant Performance Period.
The Performance Units and Dividend Equivalents are not transferable except by will or the laws of descent and distribution. Until the Common Stock is issued upon settlement of the Performance Units you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award.
If a Change in Control, as defined in the Plan, occurs, this award will be valued based upon the performance level achieved based upon the actual level of achievement of the performance goals against target measured as of the date of the Change in Control and will include Dividend Equivalents earned up to the Change in Control (the “CIC Value”). The CIC Value will be adjusted to date of payment, no less often than quarterly, to reflect hypothetical earnings for the period equal to the lesser of (i) the Barclays Long Aaa U.S. Corporate index (or the appropriate successor index) determined as of the first business day of November of the preceding calendar year or (ii) 120% of the ‘applicable federal long-term rate’ under Section 1274(d) of the Code determined as of the first business day of November of the preceding calendar year, with compounding using the rate specified that corresponds most closely to the period of adjustment for hypothetical earnings.

The CIC Value, as adjusted, will become vested and paid in cash as soon as practicable following the earliest occurrence of the following events:

(a)	If, as of the time of the Change in Control, you satisfy the age and service requirements to be eligible for Retirement, as of the date of the Change in Control.

(b)	As of the date you first satisfy the age and service requirements to be eligible for Retirement following the Change in Control if that date occurs prior to the End Date.

(c)
If you incur a Termination of Service by reason of termination by the Company without Cause or by reason of your termination for Good Reason, and the date of Termination of Service occurs (or in the case of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, on your Termination of Service.

(d)	If you remain in continued employment with the Company or a successor company after the Change in Control and through the End Date, as of the End Date.

(e)	If your employment is terminated prior to the End Date due to death or disability, as of the date of death or disability.
If your Termination of Service occurs prior to the foregoing events, your right to payment of the CIC Value will be automatically cancelled and forfeited.

“Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) failure to perform your material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided, (ii) your breach of fiduciary duty to the Company, (iii) your indictment under the laws of any jurisdiction in which you reside or are otherwise performing services for the Company or any Subsidiary, for (A) a civil offense which is injurious to the business reputation of the Company or (B) a criminal offense, or (iv) your breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company. "Good Reason" shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) there has been a material diminution in your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority, (ii) a required relocation of more than 50 miles from the location of your principal job location or office immediately prior to the Change In Control, or (iii) a material breach by the Company or Subsidiary of any of the material terms of any agreement covering your terms of employment. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from the receipt of the shares of Common Stock upon settlement of the Performance Units or of cash upon payment of Dividend Equivalents or CIC Value. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold cash payable, or shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation or (iii) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of the shares.
You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.
Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any options awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering your Performance Units and Dividend Equivalents ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of your Performance Units and Dividend Equivalents. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your Performance Units and Dividend Equivalents. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan and receive Dividend Equivalents or shares of Common Stock upon vesting in the Performance Units.
Your participation in the Plan is voluntary. The value of the Dividend Equivalents, Performance Units or shares of Common Stock received upon vesting in the Performance Units is extraordinary items of compensation outside the scope of your employment contract, if any. As such, the Dividend Equivalents, Performance Units and Common Stock received upon vesting of the Performance Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Dividend Equivalents and Performance Units represents a mere investment opportunity.
The Performance Units and Dividend Equivalents are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. The grant of the Performance Units and Dividend Equivalents are a one-time benefit and does not create any contractual or other right to receive a grant of Performance Units, dividend equivalents or benefits in lieu of Performance Units or dividend equivalents in the future. Future grants of Performance Units and Dividend Equivalents, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of units and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.
All cash payments shall be made as determined by the Committee in either US dollars or the local currency applicable to your jurisdiction, after being converted from a US dollar equivalent based on the exchange rate selected by the Committee. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:
IDEX CORPORATION

By: Frank J. Notaro
Senior Vice President - General Counsel and Secretary